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                                                                    Exhibit j(1)



            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------



The Board of Directors of Eclipse Funds Inc.
and the Board of Trustees of Eclipse Funds:


We consent to the use of our reports dated December 20, 2007, with respect to the financial statements of Eclipse Funds Inc., comprising the MainStay All Cap Growth, MainStay Cash Reserves, MainStay Conservative Allocation, MainStay Floating Rate, MainStay Growth Allocation, MainStay Growth Equity, MainStay Income Manager, MainStay Indexed Bond, MainStay Intermediate Term Bond, MainStay Large Cap Opportunity, MainStay Moderate Allocation, MainStay Moderate Growth Allocation, MainStay S&P 500 Index, MainStay Short Term Bond, MainStay 130/30 Core, MainStay 130/30 Growth, MainStay 130/30 International, MainStay Retirement 2010, MainStay Retirement 2020, MainStay Retirement 2030, MainStay Retirement 2040, and MainStay Retirement 2050 Funds, and Eclipse Funds, comprising the MainStay Mid Cap Opportunity, MainStay Small Cap Opportunity and MainStay Balanced Funds, (collectively, the "Funds"), as of and for the year or period ended October 31, 2007, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and in the introduction to and under the headings "Disclosure of Portfolio Holdings" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in this Registration Statement.



/s/ KPMG LLP

Philadelphia, Pennsylvania
February 19, 2008